Exhibit 99.1

Cellectar Biosciences Announces Results of NCI-Sponsored Study of CLR 125 Showing
Potential Effect Against Triple Negative Breast Cancer

MADISON, Wis., June 23, 2016 (GLOBE NEWSWIRE) -- Cellectar Biosciences, Inc. (Nasdaq: CLRB) ("the company"), an oncology-focused biotechnology company, today announces the results of the first phase of a National Cancer Institute (NCI)-funded Small Business Innovation Research (SBIR) Phase 1 contract for a study of CLR 125, a radiotherapeutic isotope, which may be uniquely suited to treat micro-metastatic disease, conjugated to the company’s proprietary phospholipid drug conjugate (PDC) delivery platform.

The study demonstrated that a single dose of CLR 125 reduced the volume of human-derived primary triple negative breast cancer xenografts (tumor models) by approximately 60 percent, compared to a control vehicle (p<0.001), as well as significantly extending survival. CLR 125 also significantly weakened the progression of micrometastases (p< 0.01) and reduced established metastases (p< 0.01) compared to the control vehicle. Importantly, within 96 hours of dosing, investigators observed that radioactivity cleared from subjects’ blood and organs and accumulated primarily in the tumor cells where it was retained past 144 hours.

“These study results provide further validation of the benefits of our Phospholipid Drug Conjugate (PDC) development program, whether in cytotoxics, as in our previously announced paclitaxel program or radiotherapeutics, as this study demonstrated,” said Jim Caruso, president and CEO of Cellectar Biosciences. “Further, these data clearly show that our PDC delivery platform may possess clinical utility in a broad range of cancer types with a wide variety of cytotoxic compounds.”

This trial represents the first phase of the SBIR contract for a Phase 1 study sponsored by NCI. Following a complete review of the data, an assessment of potential clinical applications, and differentiated product benefits, both NCI and the company will determine whether to advance CLR 125 into phase 2 of the contract.

About Cellectar Biosciences, Inc.
Cellectar Biosciences is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC Delivery Platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers. Cellectar's PDC pipeline includes product candidates for cancer therapy and cancer diagnostic imaging. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 is currently being evaluated under an orphan drug designated Phase 1 study in patients with relapsed or refractory multiple myeloma. The company is actively developing PDCs for targeted delivery of chemotherapeutics such as paclitaxel (CLR 1602-PTX), a preclinical stage product candidate, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For additional information please visit www.cellectarbiosciences.com

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This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2015. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

CONTACT:
Jules Abraham
JQA Partners
917-885-7378
jabraham@jqapartners.com

INVESTOR CONTACT:
Stephanie Prince
Managing Director
PCG Advisory Group
646-762-4518
sprince@pcgadvisory.com